Exhibit 10.10

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

COLLABORATIVE DEVELOPMENT PROGRAM AGREEMENT

GLOBALFOUNDRIES Inc. — Intermolecular, Inc.

This Collaborative Development Program Agreement (“Agreement”) is made as of June 1st, 2011 (“Effective Date”) between GLOBALFOUNDRIES Inc., an exempted company incorporated under the laws of the Cayman Islands, and having a registered address at PO Box 309, Ugland House, Grand Cayman KY1-1104, Cayman Islands (“GF”), and Intermolecular, Inc., a Delaware corporation operating at 3011 North First Street, San Jose, California 95134 or designated Affiliate (“Intermolecular” or “IM”).  GF and IM are sometimes referred to herein individually as a “party” and collectively as the “parties”.

Now therefore, the parties agree as follows:

1.                                DEFINITIONS

1.1                                                 “Affiliate” shall mean any entity, controlling, controlled by, or under common control of a party to this Agreement.  For purposes of the Agreement, the direct or indirect ownership of more than fifty percent (50%) of the outstanding securities of, or voting interest in, an entity shall be deemed to constitute control.

1.2                                                 “[*] Licensees” shall mean the following companies: [*] and [*].

1.3                                                 “Agreement Term” shall mean the term of the Agreement as set forth in Section 11.1.

1.4                                                 “AP-30” shall mean IM’s proprietary HPC tool, consisting of hardware and software and configured [*] on [*].

1.5                                                 “Background IP” of a party shall mean all Intellectual Property Rights that are (i) owned, sublicenseable without payment to any third party or otherwise solely controlled by a party or its Affiliates as of the Effective Date; or (ii) created, conceived or reduced to practice by a party’s or its Affiliates’ employees, contractors or agents outside the performance of this Agreement or prior to the Effective Date.

1.6                                                 “Collaborative Development Program” or “CDP” shall mean the Services that are conducted in accordance with the Development Plan.

1.7                                                 “CDP Field” shall mean technologies, methods and embodiments for materials, processes, apparatus, process integration, and device integration, or any combination thereof, used for the research, development, commercialization or manufacturing of [*].

1.8                                                 “CDP IP” shall mean any Intellectual Property Rights developed specifically under the Development Plan pursuant to the Agreement, other than Intellectual Property Rights  which are included as an HPC Derivative which may include GF CDP IP and/or Joint CDP IP after review and approval as such by the Operating Committee.

1.9                                                 “CDP Term” shall mean the term of the Development Plan as set forth in Section 2.11.

1.10                                          “Confidential Information” shall mean any information disclosed by one party to the other in connection with this Agreement, whether in electronic, written, graphic, oral, machine readable or other tangible or intangible form, that is marked or identified at the time of disclosure as “confidential” or “proprietary” or in some other manner so as to clearly indicate its confidential nature. The deliverables provided by one party to another party under the CDP, and materials, extracts, notes, analyses, summaries or minutes between the parties from which the substance of confidential information can be inferred or otherwise understood, shall be considered Confidential Information of the disclosing party.  Except as specifically provided in Section 7 below, any terms and conditions of this Agreement shall constitute Confidential Information of each party.

1.11                                          “Development Plan” shall mean the mutually agreed upon written plan describing the CDP Services and other activities to be conducted by each party and the deliverables that are the desired outcome of the CDP Services.

1.12                                          “Development Plan Success Factors” shall mean the mutually agreed upon written technical specifications and timelines for completion of key milestones for each Project.

1.13                                          “FTE” shall mean an employee or contractor assigned to a CDP based on approximately one hundred sixty-six hours of professional services performed by one person during a one month period, or the same number of hours in aggregate performed by two or more persons during a one month period.

1.14                                          “HPC Technology” shall mean technology developed during the performance of this Agreement that is related to combinatorial processing of multiple regions of a substrate to produce, evaluate, analyze or characterize different materials, chemicals, processes, process and integration sequences, structures, and techniques related to semiconductor fabrication.

1.15                                          “Informatics Software” shall mean the IM software platform enabling the operation of the Dry and Wet Workflows and the gathering and sharing of CDP related information through a web-based interface designed and deployed by IM.

1.16                                          “Intellectual Property Rights” shall mean all U.S. and foreign rights in and to all (a)  patents and patent applications, including all divisions, substitutions, continuations, continuation-in-part applications, and reissues, re-examinations and extensions thereof, (b) copyrights and moral rights, (c) unpatented information, trade secrets, know-how, invention disclosures, engineering notebooks, confidential information, data, or materials, (d) mask work rights, and (e) any other intellectual or other proprietary rights of any kind now known or hereafter recognized in any jurisdiction.

1.17                                          “Product” shall mean a product containing one or more semiconductor [*], manufactured by or for GF, a GF Affiliate or Third Party Licensee, including through contract manufacturers, utilizing , based on or derived from the CDP IP, or containing any device designs or architectures resulting from the CDP. Product may be delivered to a customer in any form including without limitation, wafer form, packaged and unpackaged form.

1.18                                          “CDP Services” shall mean services and other activities that IM employees perform under the Development Plan pursuant to the Agreement.

1.19                                          “Third Party” shall mean any person or entity other than GF and its Affiliates, IM and its Affiliates, and their permitted assigns.

1.20                                          “Third Party Licensee” shall mean an entity other than any GF Affiliate which is an integrated circuit manufacturer or designer to whom GF grants a license or sublicense in and to all or a portion of the CDP IP pursuant to Sections 3.6.2 and 3.6.3.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

1.21                                          “Wet Workflows” shall mean [*] using HPC Technology, including, but not limited to, [*] and [*] systems.

2.                                COLLABORATIVE DEVELOPMENT PROGRAM

2.1                                                 Collaborative Development Program.  Subject to the terms and conditions set forth herein, including the payment of CDP Service Fees by GF as set forth in Section 6.1, GF and IM will conduct the CDP in accordance with the Development Plan attached hereto as Exhibit A, which is hereby incorporated into this Agreement.  The Development Plan will consist of a series of separate development activities (hereinafter “Project(s)”) based on the initial program applications listed in Exhibit A.  Each Project shall be assigned one of three (3) categories (“Project Categories”) as identified in Sections 6.3.1, 6.3.2 and 6.3.3.  The Development Plan may be revised from time to time by mutual written agreement of the parties.

2.2                                                 FTEs & Quality of Work.    IM will provide a quarterly average of [*] FTEs as of the Effective Date growing to a quarterly average of [*] FTEs in [*] and maintained through the CDP Term to support the development activities in the Development Plan.  IM will guarantee the quality of its CDP Development Plan work to be at or above the level of value GF engineers expect by pre-aligning the Development Plan Success Factors.  IM will deliver high quality CDP IP through evaluation of the broadest possible range of solutions and leveraging HPC enabled accelerated learning cycles.  If the parties deem that the Development Plan requires an amount of FTEs to be contributed by IM to be less or more than the aforementioned amounts during the Initial Term of this Agreement, then a proportional adjustment in the amount of CDP Service Fees will apply.

2.3                                                 Project Managers.  Each party shall by written notice to the other party appoint a principal point of contact to be its project manager (“Project Manager”) for the CDP, who shall coordinate and act as a liaison with the other party with respect to the activities in the Development Plan.  A party may from time to time change its Project Manager upon written notice to the other party.  Prior to the commencement of each Project, the Project Managers shall determine the scope of work conducted by the parties and the resources assigned (including the allocation of the FTEs) for each Project, and identify the appropriate Project Category for the Project.  Project Managers will determine the frequency of meetings on a Project by Project basis.  Project Managers will ensure that the development activities comply with planned timelines, resource usage and are meeting milestones that have been defined.  Prior to the beginning of each Project, the Project Managers will estimate out-of-pocket expenses, for each Project under the Development Plan, and establish a forecast for the total out-of-pocket expense budget for such Project.  If out-of-pocket requirements exceed initial forecast then the Project Managers will obtain approval from Operating Committee.  Upon completion of the projects, IM’s Project Manager will ensure a detailed report is provided outlining all learning associated with the Project.  Additionally, IM will support GF in the implementation of CDP IP.  IM’s Project Manager will ensure, by working collaboratively with GF’s Project Manager, that a sufficient backlog of Projects are identified and proposed Development Plan Success Factors are created to mitigate delay associated with new project start-up.

2.4                                                 Facilities & Workspace.  IM will provide adequate facilities and workspace for up to [*] GF employees at IM’s HPC R&D Center in San Jose, CA and additional resources as are necessary to support IM’s obligations pursuant to the Development Plan.  IM will provide badge access, landline phone connection, internet access, and cubicle or office space.  GF employees must complete IM’s standard confidentiality and safety training prior to being able to work in IM’s HPC R&D Center.  IM will provide adequate facilities space for storage of GF wafers, materials, targets and any other assets required to enable the Development Plan.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

2.5                                                 Operating Committee.  The parties will establish an operating committee (the “Operating Committee”) to oversee the performance of the Collaborative Development Program, monitor progress of the CDP, resolve any disputes or disagreements between the parties and escalate any remaining disputes, as necessary, and ensure open communications among the parties.  The Operating Committee will initially be comprised of at least one (1) representative from each party (hereinafter “CDP Manager”) or such other equal number of representatives as the parties may from time to time agree in writing, with each party’s representatives selected by that party, provided that the CDP Manager of such party remains on the Operating Committee.  Any party may replace any of its Operating Committee members at any time, upon written notice to the other party.  The Operating Committee will meet on a quarterly basis or as otherwise agreed by the parties, at locations or in a manner agreed by the parties.  IM will assign an executive sponsor (reporting to IM’s CEO) responsible for maintaining a close alignment between Development Plan activities and IM’s overall corporate direction to facilitate project success.  IM’s executive sponsor will also serve on the Operating Committee.  The Operating Committee is responsible for approving and amending the Development Plan Success Factors for each Project.

2.6                                                 Intellectual Property Consulting.  IM will provide periodic intellectual property workshops to outline the legal landscapes of IM CDP IP and Joint CDP IP (collectively “CDP Patents”).  IM shall provide actionable recommendations to the Operating Committee to enable optimal securing of CDP Patents.  Monthly landscape reports will be provided proactively to GF identifying the status and progress of invention disclosures related to the CDP Patents.  [*].  GF personnel will submit their sole and joint inventions to GF’s legal department in accordance with its standard practices.

2.7                                                 High Volume Manufacturing, OEM and Supply Chain Support.  CDP Services provided by IM will be compatible with High Volume Manufacturing.  IM will support activities required to achieve high volume manufacturing of Products based on CDP IP.  This entails supporting selection and qualification of equipment suppliers and other supply chain partners (including materials suppliers), as requested by GF.  IM will act in GF’s best interest to structure favorable business terms with supply chain entities when possible.  Any specific terms of such work will be part of the respective Projects in the Development Plan.

2.8                                                 Yield Improvement Assistance.  IM will rapidly redirect resources, at the guidance of the Operating Committee, to support yield improvement issues as necessary.  IM will leverage its HPC tools and domain expertise to accelerate the process of evaluating options enabling yield improvement.  Such work is expected to be short in duration and any specific terms of such yield improvement assistance work will be reviewed and approved by the Operating Committee prior to Project start.

2.9                                                 Informatics Access to Information.  IM acknowledges and agrees to provide GF timely access to CDP information from development activities by allowing a maximum of [*] concurrent Informatics software licenses during the CDP Term for GF designates.  IM will provide the necessary hosting, maintenance and support of Informatics hardware and software to ensure that high up-time, security and industry standard back-up protocols are in place.

2.10                                          Development Records.  GF and IM shall maintain records of the CDP Services, or cause such records to be maintained, in sufficient detail and in good scientific manner as will properly reflect the work done and results achieved in the performance of the Development Plan, including information sufficient to establish dates of conception and reduction to practice of inventions.

2.11                                          Period of development activities in the Development Plan.  The initial period of all development activities in the Development Plan (“Initial Period”) shall be for three (3) years starting on the Effective Date.  [*].

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

Upon expiration of the Initial Period if not previously terminated, the period of development activities shall automatically renew for successive periods of 12 months each unless either party provides written notice to the other party, given not less than [*] prior to the expiration of the then-current period (hereinafter “CDP Term”), of its intent to not continue such development activities after such expiration.  Notwithstanding the foregoing, if during said [*] period, GF elects not to extend the CDP Term, GF shall provide IM written notice of non-renewal during said period.  Such non-renewal shall be effective [*] from such notice. Such expiration shall not impact termination of the Agreement which shall be solely governed by Section 11 (“Termination”).

3.                                IP OWNERSHIP AND LICENSES

3.1                                                 Background IP.  Each party shall continue to own all of its own Background IP.

3.2                                                 HPC Technology and Derivatives.  Notwithstanding anything to the contrary in this Agreement, [*] shall own all right, title and interest in and to HPC Technology and all HPC Technology improvements, derivatives and modifications developed by either party or both parties during the CDP Term and based on IM provided tools, software or information enabling the use of HPC Technology (“HPC Derivatives”).  [*] hereby assigns, and agrees to assign to [*] in the future Intellectual Property Rights in and to HPC Derivatives.

3.3                                                 CDP IP.

3.3.1      By GF.  GF shall own all right, title and interest, including Intellectual Property Rights, in CDP IP that is solely invented by GF’s employees, contractors or agents (“GF CDP IP”).

3.3.2      By IM.  Subject to Section 3.3.4 below, IM shall own all right, title, and interest, including Intellectual Property Rights, in CDP IP that is solely invented by IM’s employees, contractors or agents (“IM CDP IP”).; .

3.3.3      Joint.  Subject to Section 3.3.4 below, IM and GF shall jointly possess all right, title, and interest, including Intellectual Property Rights, in any CDP IP that is jointly invented by employees, contractors or agents of GF and IM (“Joint CDP IP”).  Subject to the terms of this Agreement, GF shall have the right to assign its interests in and/or license and/or enforce such Joint CDP IP without accounting to or further consent from IM.  In the event that IM’s cooperation is required in any enforcement action by GF, IM agrees to provide such cooperation.

3.3.4      GF Option. At any time prior to the filing of a priority patent application for a particular invention that qualifies as CDP Patents, GF may elect, at its sole discretion, the sole rights to obtain patent protection for such invention in its own name in any jurisdiction; provided, however, GF may not, without IM’s consent, elect more than [*] inventions that qualify as Joint CDP IP in each [*] period of the Agreement beginning on the Effective Date..  GF will be solely responsible for the costs of obtaining such patent protection.  IM hereby assigns to GF all of its right, title and interest in such elected inventions and agrees to execute any papers required to perfect such patent protection.  Notwithstanding the foregoing, such assigned CDP Patents would be counted toward the [*] patent filings defined in section 2.6.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

3.4                                                 Cooperation.  Each party agrees to execute all papers, including patent applications and invention assignments, and otherwise agrees to assist the other party, as reasonably required and at the other party’s reasonable expense, to perfect in the other party the rights, title and other interests in their respective inventions owned by the other party under this Agreement.  In addition, each party agrees to notify the other party within a reasonable time when an invention disclosure is submitted by an employee or contractor of that party that may be owned by the other party under Sections 3.2 and/or 3.3 above.

3.5                                                 Collaboration Licenses

3.5.1      IM License to GF.  Subject to the terms of the Agreement, IM grants to GF for the CDP Term, a non-exclusive, non-transferable, non-sub-licensable, worldwide, royalty-free license under and to the IM Background IP and to any other Intellectual Property Rights IM contributes to the Development Plan under the CDP, solely to engage in the CDP and perform the activities set forth in the Development Plan, and not for the benefit of a Third Party.

3.5.2      GF License to IM.  Subject to the terms of the Agreement, GF grants to IM for the CDP Term, a non-exclusive, non-transferable, non-sub-licensable, worldwide, royalty-free license under and to the GF Background IP and to any other Intellectual Property Rights GF contributes to the Development Plan under the CDP, solely to engage in the CDP and perform the activities set forth in the Development Plan, and not for the benefit of a Third Party.

3.6                                                 Licenses to GF.  Subject to the terms and conditions of this Agreement, IM hereby grants to GF, within the CDP Field, a worldwide, non-exclusive, royalty-bearing, non-transferable (subject to Section 12.3) license under and to IM CDP IP (i) to use, make, have made, import, offer to sell, sell, lease and otherwise dispose of the Products, (ii) to modify or make derivatives of the IM CDP IP, and (iii) to exercise the limited sublicense rights as set forth in Sections 3.6.1, 3.6.2  and 3.6.3 below.  Additionally, subject to the terms and conditions of this Agreement and to the extent it is necessary for GF to exercise its rights under sections (i), (ii) and (iii) (hereinafter “Licensed Rights”) and provided IM has the right to grant such a license, IM hereby grants to GF a non-exclusive, worldwide license under IM’s rights in IM’s Background IP to exercise the Licensed Rights.  The licenses granted herein shall be perpetual and shall not be revocable by IM as long as GF makes its payments under Section 6.

3.6.1      GF Affiliates.  Subject to the terms and conditions of this Agreement, GF shall have the right, but not the obligation, to grant sublicenses to part or all of IM CDP IP (including IM’s rights in IM’s Background IP necessary to exercise such sublicenses) to GF Affiliates to use, make, have made, import, offer to sell, sell, lease and otherwise dispose of the Products subject to the same terms with respect to GF under this Agreement.

3.6.2      GF Third Party Licenses to [*] Licensees.  Subject to the terms and conditions of this Agreement, including the payment of royalties by GF (in accordance with Section 6.8) and as long as GF maintains a license to the CDP IP, GF shall have the right, but not the obligation, to grant (directly or indirectly) sublicenses to part or all of IM CDP IP (including IM’s rights in IM’s Background IP necessary to exercise such sublicenses) to [*] Licensees to use, make, have made, import, offer to sell, sell, lease and otherwise dispose of Products subject to the same terms with respect to GF under this Agreement.  The sublicense granted under this section shall not be sublicensable; except that IM

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

understands and accepts that [*] Licensees will have the rights to sublicense their subsidiaries.  The licenses granted in this subsection 3.6.2 shall only apply to Products that incorporate in whole or part a technology jointly developed by GF and one or more of the [*] Licensees.

3.6.3      GF Third Party Licenses to Third Parties other than [*] Licensees.  Subject to the terms and conditions of this Agreement, including the payment of royalties by GF (in accordance with Section 6.9) and as long as GF maintains a license to the CDP IP, GF shall have the right, but not the obligation, to grant sublicenses to part or all of IM CDP IP (including IM’s rights in IM’s Background IP necessary to exercise such sublicenses) to Third Parties other than [*] Licensees to use, make, have made, import, offer to sell, sell, lease and otherwise dispose of Products subject to the same terms with respect to GF under this Agreement.

3.6.4      Exclusive License to GF in the CDP Field. Subject to the terms and conditions of this Agreement including GF’s obligation to make payments under Section 6, IM agrees that it will not grant any licenses to Third Parties under and to IM CDP IP and Joint CDP IP in the CDP Field without prior written approval from GF.

3.6.5      Exclusive License to IM outside the CDP Field.  GF agrees to consider in good faith any request from IM to grant it an exclusive, worldwide, license to grant sublicenses to Third Parties outside the CDP Field under GF’s rights in CDP IP. If such request is approved, the parties will enter into good faith negotiations on all terms for such licensing including compensation, if any.

3.7                                                 Responsibility for and Cost of Patenting.  Each party shall be solely responsible for and shall at its own expense determine whether or not to seek patent protection, prepare, file and prosecute patent applications and maintain the patents (collectively hereinafter “Manage”) in the CDP IP that is solely invented by the party’s employees, contractors or agents.    In good faith, both parties agree to mutually develop a process for managing Joint CDP IP and associated expenses.

3.8                                                 Intentionally left blank

3.9                                                 Reservation of Rights. Except for the rights expressly granted by each party to the other under this Agreement, all other rights are reserved.

4.                                                        HPC and Informatics License

4.1                                                 HPC Workflow Subscription and Access Fee.  During the CDP Term and subject to payment by GF of a subscription and access fee as set forth in Section 6.2, IM will provide GF and its Affiliates access, in conjunction with IM’s FTE resources and pursuant to the applicable Development Plan, to IM’s internal Wet and Dry Workflows, physical and electrical characterization capabilities, and Informatics Software (“IM Tools and Software”) to engage in activities under the Development Plan (“HPC Workflow Subscription and Access Fee”).  The HPC Workflow Subscription and Access Fee includes a non-transferable, worldwide license for GF to use HPC Technology and HPC Derivatives to the extent necessary for GF to carry out its obligations set forth in the Development Plan(s).  The HPC Workflow Subscription and Access Fee does not confer any ownership rights to GF in the IM Tools and Software.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

4.2                                                 Software License.  In consideration for the HPC Workflow Subscription and Access Fee, IM grants to GF and its Affiliates a non-exclusive, non-transferable license to use the Informatics Software solely to engage in activities under the Development Plan.  The Informatics Software can only be used by employees of GF and GF’s Affiliates and is not assignable or licensable by GF to any Third Party.  The license granted hereunder includes all updates in content and the current functionality of the Informatics Software.  Except for the express license granted in this Section 4.2, IM reserves all rights to itself, and does not grant to GF any other licenses, whether express or implied, to the Informatics Software or any intellectual property rights embodied therein or related thereto.

4.2.1      GF acknowledges and agrees that the features or the graphical user interface of the Informatics Software (“User Interface”), including, without limitation, icons, menus and screen designs, screen layouts, and command and screen sequence, are proprietary to IM and/or its licensors, and are disclosed to GF under a condition of confidentiality.  GF agrees that it will not create software programs incorporating any proprietary part of the User Interface.  GF further acknowledges that the User Interface is a copyrighted work of IM and/or its licensors.

4.2.2      GF agrees (i) not to distribute, sublicense, assign, sell, rent or otherwise transfer the Informatics Software; (ii) not to copy, in whole or in part, the Informatics Software or any documentation related to the Informatics Software; (iii) not to modify, reverse compile or reverse assemble all or any portion of the Informatics Software; (iv) not to use the Informatics Software outside the limitations of the license granted; and (v) not to create any derivative works from or related to the Informatics Software.

5.                                                        HPC Tool Purchase

5.1                                                 IM hereby grants to GF and GF hereby accepts from IM, a limited term right to purchase an [*] for $[*] under a mutually agreed tool purchase agreement.  In order to exercise the right, GF shall in its sole discretion, no later than [*] days from the Effective Date, inform IM of its intent to purchase and by [*] issue a purchase order pursuant to the quote in Exhibit C.  During the CDP Term, IM will provide to GF maintenance and support of the [*] free of charge.  After the CDP Term, IM will provide such maintenance and support at an annual rate of $[*] of which up to $[*] may be offset by GF from its obligations to make payments to IM under Section 6.3.

5.2                                                 IM hereby grants to GF and GF hereby accepts from IM, a limited term right to purchase an [*] for $[*] under a mutually agreed tool purchase agreement.  In order to exercise the right, GF shall in its sole discretion, no later than [*] days from the Effective Date, inform IM of its intent to purchase and by [*] issue a purchase order pursuant to the quote in Exhibit D.  During the CDP Term, IM will provide to GF maintenance and support of the [*] free of charge.  After the CDP Term, IM will provide such maintenance and support at an annual rate of $[*].

5.3                                                 IM hereby grants to GF and GF hereby accepts from IM, a limited term right to obtain subscription and access to an additional [*] in exchange for a payment of $[*] per quarter.  In order to exercise the option, GF shall, no later than [*] days from the Effective Date, inform IM of its intent to subscribe and by [*] issue a purchase order pursuant to the quote in Exhibit E.

6.                                                        PAYMENTS

6.1                                                 CDP Service Fees.    During the CDP Term, in  consideration of services rendered, IM shall invoice GF as follows:

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

(a)                                                   [*]

(b)                                                  [*]

(c)                                                   [*]

(d)                                                  [*]

(e)                                                   [*]

IM shall invoice GF on the first day of each quarter.  Invoices pursuant to 6.1(a), 6.1(b) and 6.1(c) above shall be payable no sooner than [*] and no later than [*].  All other invoices shall be paid no later than [*] days from the invoice date.  In addition to the amounts set forth above, GF agrees to provide or pay for mutually agreed and pre-approved (by GF) out-of-pocket expenses including consumables (such as wafers, mask sets, materials, and targets), outsourced metrology and characterization not supported internally by IM, and other expenses to support the CDP Services.  Prior to the beginning of each Project, the Project Managers will estimate out-of-pocket expenses, for each Project under the Development Plan, and establish a forecast for the total out-of-pocket expense budget for such Project.

6.2                                                 HPC Workflow Subscription and Access Fee.  During the CDP Term, IM shall invoice GF for subscription and access to the Wets Workflow and for subscription and access to the Dry Workflow (for purposes of this section “Dry Workflow” refers to the tools described in Exhibit F) as follows —

6.2.1                                          [*]:

(a)                                                   [*]

(b)                                                  [*]

(c)                                                   [*]

6.2.2                                          [*]:

(a)                                                   [*]

(b)                                                  [*]

(c)                                                   [*]

(d)                                                  [*]

6.2.3                                          [*]. [*]. [*].

6.3                                                 Royalties under IM licenses to GF based on CDP IP.    It is expected that GF or GF’s Affiliates will develop, manufacture, have manufactured, distribute, lease, sell or otherwise dispose of (collectively “Commercialize”) Products that utilize, are derived from or incorporate (collectively “Based on”) the CDP IP developed as a result of conducting each Project (hereinafter “Project Products”).  For all CDP IP developed during a Project (hereinafter “Project IP”), as partial consideration for the licenses granted in Section 3.5, GF shall pay IM a royalty as a percentage of gross revenues, excluding any [*] costs, from unrelated companies for Project Products Commercialized by GF and GF’s Affiliates.  The royalty percentage to be applied will depend on the Project Category as identified in the Development Plan.  Each Project shall be associated with a Project Category prior to the commencement of such Project.  For avoidance of doubt, any IP created on [*] described in section 5.1 after the CDP Term and outside of a Project in the Development Plan, shall be royalty-free.  If the Development Plan Success Factors are not met or exceeded as agreed upon by the Operating Committee, the royalty percentage will be adjusted in accordance with the guidelines provided by the Operating Committee.  Notwithstanding the aforementioned, Annual Royalty Caps in Section 6.7 remain in effect.

6.3.1      Category A is related to [*]. Subject to the minimum payments identified in Section 6.6, GF shall pay IM [*] on the Commercialization of Project Products that are Based on Project IP from this Category A.

6.3.2      Category B is related to [*]. Subject to the minimum payments identified in Section 6.6 and the maximum payments identified in Section 6.7, GF shall pay IM [*] for Project

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

Products Commercialized by GF and GF’s Affiliates where such Project Products are Based on Project IP from this Category B.

6.3.3      Category C is related to [*]. Subject to the minimum payments identified in Section 6.6 and the maximum payments identified in Section 6.7, GF shall pay IM [*] for Project Products Commercialized by GF and GF’s Affiliates where such Project Products are Based on Project IP from this Category C.

6.4                                                 Royalty Clock. For each Project IP, GF shall be subject to the royalties identified in Section 6.3 for a period of [*] from the date of first commercial sale of the Project Product (“Project Royalty Period”) containing all or any portion of Project IP.  For the purpose of the aforementioned clause, a commercial sale of a Project Product is the result of a bona fide sale of a Project Product to a customer.  A commercial sale is not (i) a shipment or sale of samples of a Project Product or (ii) the receipt of any payments from customers for non-recurring engineering fees related to any Project Product.  For the avoidance of doubt, a new and separate Project Royalty Period will be applicable as to each Project IP that is utilized in any Project Product provided such Project Royalty Period does not extend beyond [*] for Project IP developed during the Initial Period.  For Project IP developed beyond the Initial Period (subject to a mutually agreed extension of the Development Plan per Section 2.11), the parties shall negotiate in good faith the duration of such Project Royalty Period.  In addition, for the purposes of clarity, the Project Royalty Period shall be triggered as to each Project IP that is newly utilized in any Project Product.

6.5                                                 Product Based on IP from multiple Projects.  In the event a Project Product is Based on Intellectual Property Rights from multiple Projects in multiple Project Categories, the applicable royalty percentage for such Product shall be the sum of each Project Category percentage.  For the avoidance of doubt, at no time shall the total royalties paid by GF under Section 6.3 during any calendar year exceed the annual royalty caps provided in Section 6.7.  In no event shall the total royalty percentage per Product exceed [*] of GF Product revenues.

6.6                                                 Minimum Royalty Payments starting in [*].  Notwithstanding the foregoing royalty calculations in Section 6.3, and beginning in [*], GF shall pay IM an annual minimum of $[*] in exchange for the licenses granted by IM to GF and GF’s Affiliates in Section 3.6.  Quarterly minimum payments of $[*] shall be due and payable by GF at the end of each calendar quarter beginning in the first quarter of [*] and ending in the last quarter of [*].  No minimum royalty payments shall be due for the first quarter of [*] and thereafter.

6.7                                                 Annual Royalty Caps. The royalties payable by GF to IM under Section 6.3 shall be capped for each calendar year at the maximum annual royalty payment amounts provided below -

[*]

6.8                                                 Royalties under GF sublicenses to [*] Licensees.  GF may grant royalty-free sublicenses to [*] Licensees subject to payments in Sections 6.3 and 6.6.

6.9                                                 Royalties under GF sublicenses to Third Parties other than [*] Licensees.  GF shall pay IM [*] received by GF from Third Party Licensees other than [*] Licensees.  If, under such sublicense to such Third Party Licensee, GF receives a license under patents owned or controlled by such Third Party Licensee, then GF shall pay IM [*] (net of GF’s direct costs) received by GF from such Third Party Licensee.  .

6.10                                          Royalties under IM licenses to Third Party Licensees in the CDP Field.  If an opportunity for IM to grant a license under CDP IP to Third Parties in the CDP Field were to arise, GF and IM will

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

agree in good faith to discuss whether such a license promotes the business interests of both parties.  If GF agrees that IM may grant such a license, IM shall pay GF [*] (net of IM’s direct costs) received by IM from such Third Party Licensees.

6.11              Third Party Royalties.  Each party shall be responsible for all of its own costs of commercializing products or licensing Intellectual Property Rights, including any payments to Third Parties for work done by such Third Parties or for licenses necessary for the manufacture, sale, or use of Products by a party or its Affiliates or sub-licensees.

6.12              Payments and Reporting on Royalties.  The accounting periods under this Agreement shall be on a calendar quarter basis ending on each March 31, June 30, September 30, and December 31 of each year, with the first accounting period ending on the end of the first such calendar quarter beginning in the first quarter of [*].  Within [*] days after the end of each accounting period, GF shall furnish to IM a written report, certified by a duly authorized officer of GF stating the computed royalties due, if any, and the royalty payment due shall accompany such written report.  The written report shall set forth the number of Project Products Commercialized, the associated Category in accordance with Section 6.3, the associated revenues and such other information as may be necessary to enable the calculation of royalties due under this Agreement.  If no computed royalties are due, the basis for such conclusion shall be set forth in the written report and the minimum payment in accordance with Section 6.6 shall accompany such report.

6.13              Processing of payments. All payments hereunder shall be made in U.S. dollars to IM.  All payments due to IM under this Agreement shall be made by bank wire transfer as follows:

International Wire Transfer
[*]
Routing & Transit #:	[*]
SWIFT CODE :	[*]
For credit of:	[*]
Credit account #:	3[*]
By order of:	[*]

or another U.S. bank account designated in writing by IM.  All payments not paid when due shall bear simple interest at a rate of [*] per month or the highest rate allowed by law, whichever is less.  Unless expressly stated in Section 6.1, 6.2 or 6.12, payments shall be made 45 days after invoicing.

6.14              Taxes.  The fees and royalty rates specified in this Agreement are exclusive of any sales, use, excise, value-added or similar taxes, and of any export and import duties, which may be levied upon or collectible by IM as a result of the CDP Services, or the licenses granted in this Agreement or its Exhibits.  GF agrees to pay and otherwise be fully responsible for any such taxes and duties (but for avoidance of doubt, excluding any tax based upon IM’s net income), except that if necessary, GF shall withhold from amounts otherwise payable to IM, and pay on IM’s behalf, withholding taxes that may be required by applicable law to be withheld by GF and GF shall provide IM with tax receipts to establish that all such taxes have been paid and are otherwise available to IM for credit for U.S. income tax purposes or as otherwise available to IM.

6.15              Currency Conversions.  If any currency conversion shall be required in connection with the calculation of royalties hereunder, such conversion shall be made using the medium exchange rate of buying and selling exchange rates for conversion of the foreign currency into U.S. Dollars, quoted for current transactions reported in The Wall Street Journal for the last business day of the calendar quarter to which such payment pertains.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

6.16              Records; Inspection.  GF shall keep complete, true and accurate books of account and records on its own behalf and on behalf of the GF Affiliates for the purpose of determining the royalty amounts payable under this Agreement.  Such books and records shall be kept at GF or its designated Affiliate for at least three (3) years following the end of the calendar quarter to which they pertain.  Such records will be open for inspection during such three (3) year period by an independent auditor who is reasonably acceptable to the parties and agrees to be bound to confidentiality protections of similar scope to those set out in Section 7 hereof, solely for the purpose of verifying royalty statements hereunder. Such auditor shall be instructed to report only as to whether there is a discrepancy, and if so, the amount of such discrepancy.  Such inspections may be made no more than once each calendar year, at reasonable times and on reasonable notice.  Inspections conducted under this Section shall be at the expense of IM, unless a variation or error producing an increase exceeding [*] of the royalties payable for any period covered by the inspection is established and confirmed in the course of any such inspection, whereupon all reasonable costs relating to the inspection for such period and any unpaid amounts that are discovered will be paid promptly by GF.  Further, IM will have the right thereafter to conduct additional inspections from time to time for reasonable cause.  Each party agrees to hold in confidence pursuant to Section 7 all information concerning royalty payments and reports, and all information learned in the course of any audit or inspection, except to the extent necessary for that party to reveal such information in order to enforce its rights under this Agreement or if disclosure is required by law.

7.                                CONFIDENTIALITY

7.1                Confidentiality.  Except as otherwise expressly provided herein, the parties agree that the receiving party shall not, except as expressly provided in this Section 7, disclose to any Third Party, or use for any purpose, any Confidential Information furnished to it by the disclosing party pursuant to this Agreement, except in each case to the extent that it can be established by the receiving party by competent proof that such information:

(a) was already known to the receiving party, other than under an obligation of confidentiality, at the time of disclosure;

(b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving party;

(c) became generally available to the public or otherwise part of the public domain after disclosure and other than through any act or omission of the receiving party in breach of this agreement;

(d) was independently developed by the receiving party without use of, or reference to, the other party’s Confidential Information, as demonstrated by documented evidence prepared contemporaneously with such independent development; or

(e) was disclosed to the receiving party, other than under an obligation of confidentiality, by a Third Party authorized and entitled to disclose such information to others.

7.2                Permitted Use and Disclosures.  Notwithstanding the restrictions of Section 7.1, each party hereto may (a) use Confidential Information disclosed to it by the other to the extent necessary for that party to perform its obligations set forth in the CDP and (b) use or disclose Confidential Information disclosed to it by the other party to the extent such use or disclosure is reasonably necessary in (i) exercising the rights and licenses granted hereunder, (ii) prosecuting or defending litigation, (iii) complying with applicable laws, governmental regulations or court orders or submitting information to tax or other governmental authorities (including the Securities and Exchange Commission), or (iv) preparing, filing and prosecuting patent applications; in each case, provided that if a party is required to make any such disclosure, other than pursuant to a confidentiality agreement, it will give reasonable advance notice to the other party of such disclosure and will use reasonable efforts to secure confidential

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

treatment of such information (whether through protective order or otherwise), except to the extent inappropriate with respect to patent applications.  It is understood that either party may also disclose the Confidential Information of the other party upon receipt of the written consent to such disclosure by a duly authorized representative of the other party.

7.3                Nondisclosure of Terms.  Each of the parties hereto agrees not to disclose the terms of this Agreement to any Third Party without the prior written consent of the other party hereto, except to such party’s attorneys, accountants, advisors, investors and financing sources and their advisors and others on a need to know basis under circumstances that reasonably ensure the confidentiality thereof, to the extent required by law, in connection with the enforcement of this Agreement or rights under this Agreement or in connection with a merger, acquisition, financing transaction or proposed merger, acquisition or financing transaction.

7.4                Firewall Protection.   In addition to conforming to the confidentiality provisions in this Section 7, the following shall apply:

7.4.1      IM will construct an IP firewall as described below in this Section around IM employees providing CDP Services.  Only such employees of IM will be allowed to have access to such GF Confidential Information and information distribution will be based strictly on a need-to-know basis.  Such employees of IM shall solely use such GF Confidential Information in providing CDP Services to GF.  Physical copies of GF Confidential Information shall be securely locked when not in use such that only those IM employees providing such CDP Services shall have access to such information.

7.4.2      GF will construct an IP firewall as described below in this Section around GF and its Affiliates’ employees who have access to IM’s facilities.  GF shall instruct its and its Affiliates’ employees and agrees that they will remain in designated areas within IM’s facilities as defined by IM from time to time.  GF agrees that, for the Initial Period, its and its Affiliates’ employees will only use IM’s HPC Technology, including, the IM Tools and Software for the purpose defined in any applicable CDP with the exception of the tools described in section 5.1 and 5.2 of this agreement which, subject to the approval of the Operating Committee, can be used for GF exclusive and sole use to the extent it does not reasonably interfere with a Project in the Development Plan.  Such employees of GF shall only disclose such IM Confidential Information to other GF employees who have a need to know.

7.5                Residuals. Notwithstanding anything herein to the contrary, neither party will be in breach of this Agreement based on the use of Residuals by its or its Affiliates’ employees or directors (who had authorized access) for any purpose, including without limitation use in development, manufacture, promotion, sale and maintenance of its products and services; provided that this right to Residuals does not represent a license under any valid patents, copyrights or other Intellectual Property Rights of the disclosing party.  The term “Residuals” means any information that is retained in the unaided memories of the receiving party’s employees who have had access to the disclosing party’s Confidential Information pursuant to the terms of this Agreement.  An employee’s memory is unaided if the employee has not intentionally memorized the Confidential Information for the purpose of retaining and subsequently using or disclosing it.  Nothing in this Section is intended to or will modify the royalty obligations of GF for Products.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

8.                                LIMITED REPRESENTATIONS AND WARRANTIES

8.1                By IM.  IM represents and warrants that: (a) it has the right and authority to enter into this Agreement, and to fully perform its obligations hereunder; (b) this Agreement is a legal and valid obligation binding upon it and enforceable in accordance with its terms; and (c) IM owns, or possesses a valid and enforceable license to use, and has full power and authority to license or sublicense, as the case may be, all IM’s Intellectual Property Rights licensed or sublicensed to GF pursuant to this Agreement, including, without limitation, HPC Technology and IM CDP IP

8.2                By GF.  GF represents and warrants that: (a) it has the right and authority to enter into this Agreement, and to fully perform its obligations hereunder; (b) this Agreement is a legal and valid obligation binding upon it and enforceable in accordance with its terms; and (c) GF owns, or possesses a valid and enforceable license to use, and has full power and authority to license or sublicense, as the case may be, all GF’s Intellectual Property Rights licensed or sublicensed to IM pursuant to this Agreement

8.3                Disclaimer.  IM and GF specifically disclaim any representation, warranty or guarantee that the CDP or the use of HPC Technology will be successful, in whole or in part.  It is understood that the failure of the parties to successfully develop and commercialize the CDP IP in the course of the CDP or any technology developed through use of HPC Technology shall not constitute a breach of any representation or warranty or other obligation under this Agreement.  EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, GF AND INTERMOLECULAR MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OR CONDITIONS OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO BACKGROUND IP, CDP DEVELOPED TECHNOLOGY, HPC TECHNOLOGY OR ANY INFORMATION DISCLOSED HEREUNDER, OR ANY DELIVERABLES PROVIDED HEREUNDER, AND HEREBY EXPRESSLY DISCLAIM ANY WARRANTIES OF MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE, OR VALIDITY OF ANY CDP IP OR HPC TECHNOLOGY, PATENTED OR UNPATENTED, OR NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

9.                                INDEMNIFICATION

9.1                IM agrees to defend GF from and against any Third Party action, suit or proceeding (each, a “Claim”) against GF alleging that the HPC Technology, HPC Derivatives, IM Background IP, Joint CDP IP and IM CDP IP licensed to GF under this Agreement directly infringes upon the patents of such Third Party and to indemnify GF against any liabilities, losses, damages, costs and expenses (including reasonable attorneys’ fees) finally awarded against GF as a result of such Claims or agreed upon by IM in writing in settlement of such Claims; provided that GF provides IM (a) prompt written notice of any communication that may reasonably lead to such Claim (including assertion or demand letters), (b) sole control of the defense or settlement of such Claims, and (c) reasonable assistance in the defense or settlement of such Claims at IM’s request and IM’s reasonable expense.

9.2                Notwithstanding the foregoing, IM will not be obligated to defend or indemnify GF to the extent that a Claim is based upon IM’s literal compliance with GF’s requirements, designs, specifications, or instructions; use of the Products by GF in combination with other products not supplied by IM or in a manner not specified by IM, if such infringement would not have occurred but for such combined use; or modification of the Products by anyone other than IM, if such infringement would not have occurred but for such modification.

10.                         LIMITATION OF LIABILITY

EXCEPT FOR A BREACH BY EITHER PARTY OF THEIR RESPECTIVE CONFIDENTIALITY OBLIGATIONS UNDER SECTION 7, OR INDEMNIFICATION UNDER SECTION 9, OR A BREACH OF ANY LICENSE RESTRICTIONS, UNDER NO CIRCUMSTANCES WILL EITHER PARTY BE LIABLE TO THE OTHER UNDER ANY CONTRACT, STRICT LIABILITY,

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

NEGLIGENCE OR OTHER LEGAL OR EQUITABLE THEORY, FOR ANY LOST PROFITS, LOST BUSINESS OPPORTUNITY, INJURY TO BUSINESS REPUTATION OR EQUIPMENT DOWNTIME, OR FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT OR SPECIAL DAMAGES OF ANY KIND IN CONNECTION WITH THE SUBJECT MATTER OF THIS AGREEMENT, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND IN NO EVENT WILL EITHER PARTY’S AGGREGATE LIABILITY TO THE OTHER EXCEED THE AMOUNTS PAID OR PAYABLE BY GF TO INTERMOLECULAR IN THE TWELVE (12) MONTHS PRECEDING THE CLAIM.

11.                         TERMINATION

11.1              Term of Agreement.  The Agreement shall be from the Effective Date and, unless terminated or canceled as provided in this Section 11 of the Agreement, shall remain in full force and effect until 5 years from the date of the last sale of a product.  Notwithstanding any expiration or termination of the Agreement, other than termination by IM for cause, GF shall have the right to continue developing, manufacturing and having manufactured, distributing and selling current or future Products pursuant to the licenses and subject to the payment of the royalties set forth in this Agreement.

11.2              Termination for Breach.  Either party to this Agreement may terminate this Agreement in the event the other party shall have materially breached or defaulted in the performance of any of its material obligations hereunder, and such default shall have continued for [*] after written notice thereof was provided to the breaching party by the non-breaching party.  Any termination shall become effective at the end of such [*] period unless the breaching party (or any other party on its behalf) has cured any such breach or default prior to the expiration of the [*] period.

11.3              Effect of Termination.

11.3.1      Accrued Rights and Obligations.  Termination of this Agreement for any reason shall not release either party hereto from any liability or obligation that, at the time of such termination, has already accrued to the other party or that is attributable to a period prior to such termination, nor shall it preclude either party from pursuing any rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement, except as set forth in Section 9.2.

11.3.2      Return of Confidential Information.  Upon any termination of this Agreement, IM and GF shall promptly destroy or return to the other all Confidential Information received from the other party other than as required to enforce, exercise or defend any continuing or surviving rights and obligations under this Agreement.

11.4              Survival.  If this Agreement terminates for any reason, then Sections 1, 3, 6.3 - 6.5, 6.7- 6.16, 7, 8, 9, 10, 11 and 12 of this Agreement shall survive.  [*].

12.                         MISCELLANEOUS

12.1              Governing Laws and Dispute Resolution. This Agreement shall be governed by and construed in accordance with the laws of the state of California in the United States, without regard to its choice of law rules. All disputes between the parties in connection with or arising out of this Agreement shall first be discussed in good faith between the parties in order to try to find an amicable solution in accordance with Section 12.2.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

12.2              Escalation. The parties shall make a good faith attempt to resolve any dispute or claim arising out of or related to this Agreement through negotiation.  Within thirty (30) days after notice of a dispute or claim is given by either party to the other party, the Operating Committee shall meet and make a good faith attempt to resolve such dispute or claim and shall continue to negotiate in good faith in an effort to resolve the dispute or claim or renegotiate the applicable section or provision without the necessity of any formal proceedings.  If the Operating Committee is unable to agree within thirty (30) days of their first meeting, then the matter will be referred to the parties’ designated executives (Vice President or above), who shall meet to attempt to resolve the dispute by good faith negotiations within thirty (30) days.  In the event the executives are unable to resolve such dispute either party may proceed with any other dispute resolution procedure available under this Agreement in Section 12.1 or under law.  During the course of negotiations all reasonable requests made by one party to the other party for information, including requests for copies of relevant documents, will be honored.  The specific format for such negotiations will be left to the discretion of the designated negotiating teams but may include the preparation of agreed upon statements of fact or written statements of position furnished to the other party. In order to foster the free exchange of information and points of view to resolve a dispute, the parties shall be free to discuss the dispute frankly in the nature of settlement discussions. The observations or statements of neither party shall be used in evidence against that party in any dispute resolution that may ensue.

12.3              Assignment.  Neither party shall assign or transfer this Agreement either voluntarily or by operation of law, in whole or in part, without the prior written consent of the other party, and any attempt to do so will be null and void; provided, however, that either party may assign this Agreement without such consent, to a parent, subsidiary, or Affiliate, or to a successor in interest to its business (whether by merger, acquisition, consolidation, change of control, reorganization or sale of substantially all of its assets).  Notwithstanding the foregoing, IM shall not be able to assign this Agreement to an entity that is a logic foundry competitor to GF without the prior written consent of GF.  Subject to the foregoing sentence, this Agreement will be binding on and inure to the benefit of the parties and their respective successors and permitted assigns.

12.4              Drafting.  In interpreting and applying the terms and provisions of this Agreement, the parties agree that no presumption shall exist or be implied against the party that drafted such terms and provisions.

12.5              Waiver.  It is agreed that no waiver by either party hereto of any breach or default of any of the covenants or agreements herein set forth shall be deemed a waiver or an expectation of non-enforcement as to any subsequent and/or similar breach or default.

12.6              Non-Solicitation.  During the Term of this Agreement neither IM nor GF will individually, or in concert with or through any other person, actively recruit any scientific or technical personnel of the other party.  The foregoing restriction shall not apply to, or be breached by: (i) advertising open positions, participating in job fairs, and conducting comparable activities to recruit skilled or unskilled help from the general public, or responding to individuals contacted through such methods, (ii) responding to unsolicited inquiries about employment opportunities or possibilities from job placement agencies or other agents acting for unidentified principals, or (iii) responding to unsolicited inquiries about employment opportunities from any individual.

12.7              Severability.  In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect to the fullest extent permitted by law without said provision, and the parties shall amend the Agreement to the extent feasible to lawfully include the substance of the excluded term to as fully as possible realize the intent of the parties and their commercial bargain.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

12.8              Independent Contractors.  The relationship of the parties hereto is that of independent contractors.  Each party shall not be deemed to be an agent, partner, joint venture or legal representative of the other for any purpose as a result of this Agreement or the transactions contemplated thereby.

12.9              Press Releases or Public Statements.  Neither party shall issue any press release or otherwise make any public statement regarding the existence or terms and conditions of this Agreement or the business between the parties, nor use the other party’s name in any advertising or promotional materials or publication or public statement of any kind, without such other party’s prior written consent given in such party’s sole and absolute discretion.

12.10            Compliance with Law.  In exercising their rights under the license granted hereunder, each party shall fully comply in all material respects with the requirements of any and all applicable laws, regulations, rules and orders of any governmental body having jurisdiction over the exercise of rights under this Agreement.  Without limiting the foregoing, each party agrees to comply with all applicable export and re-export control laws and regulations maintained by the United States governments.

12.11            Notices.  All notices, requests and other communications hereunder shall be in writing and shall be hand delivered, or sent by express delivery service with confirmation of receipt, or sent by registered or certified mail, return receipt requested, postage prepaid, or by electronic transmission (with written confirmation copy by registered first-class mail), in each case to the attention of the chief legal officer at the respective address indicated above and when to GF with a copy to Law Department, GLOBALFOUNDRIES, 840 N. McCarthy Boulevard Milpitas, CA  95035 (Facsimile:  (408) 462-4299) (e-mail:  Legal.Notices@globalfoundries.com).  Any such notice shall be deemed to have been given when received.  Either party may change its address by giving the other party written notice, delivered in accordance with this Section.

12.12            Force Majeure.  Neither party shall lose any rights hereunder or be liable to the other party for damages or losses (except for payment obligations then owing) on account of failure of performance by the defaulting party if the failure is occasioned by war, strike, fire, earthquake, flood, lockout, embargo, act of terrorism, governmental acts, or any other reason where failure to perform is beyond the reasonable control and not caused by the negligence, intentional conduct or misconduct of the non-performing party and such party has exerted all reasonable efforts to avoid or remedy such force majeure; provided, however, that in no event shall a party be required to settle any labor dispute or disturbance.

12.13            Headings; Construction.  The captions to the several Sections hereof are not part of this Agreement, but are included merely for convenience of reference and shall not affect its meaning or interpretation.  As used in this Agreement, the word “including” means “including without limitation.”

12.14            Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same agreement.

12.15            Complete Agreement.  This Agreement, together with its Exhibits and their attachments, constitutes the entire agreement, both written and oral, between the parties with respect to the subject matter hereof, and all prior agreements respecting the subject matter hereof, either written or oral, express or implied, shall be abrogated, canceled, and are null and void and of no effect.  No amendment or change hereof or addition hereto shall be effective or binding on either of the parties hereto unless reduced to writing and executed by the respective duly authorized representatives of GF and IM.  The parties further agree that any additional or inconsistent terms and conditions of any purchase order,

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

invoice or like document issued in connection with this Agreement shall be superseded in full by the terms and conditions of this Agreement and any Exhibit hereunder, and any such additional or inconsistent terms, unless specifically agreed to in writing by the parties at the time, are hereby rejected.

12.16            Third Party Beneficiaries.  Except as expressly provided in this Agreement, there are no third party beneficiaries expressly or impliedly intended under this Agreement.

In Witness Whereof, the parties hereto have executed this document as the last date set forth below.

GLOBALFOUNDRIES Inc.		Intermolecular, Inc.

By:	/s/ Chia Song Hwee	By:	/s/ David Lazovsky

Name:	Chia Song Hwee	Name:	David Lazovsky

Title:	Chief Operating Officer	Title:	President & CEO

Date:	5/27/2011	Date:	5/24/2011

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT A — [*]

[*]

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT F

[*]

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.